Exhibit 99.1

( BW)(CA-PRIDE-BUSINESS) Medstretch Inc. Completes Acquisition of Pride Business Development Group

     Business Editors

     LOS ANGELES--(BUSINESS WIRE)--Medstretch Inc., a Nevada corporation, is pleased to announce that on August 24, 2004, it completed its acquisition of Pride Business Development Group, a Nevada corporation pursuant to a Share Exchange Agreement entered into between the companies on August 2, 2004.

     About Pride Business Development Group

     Pride is a development stage company, the principal assets of which are certain worldwide exclusive license agreements for the use of certain registered tradenames and trademarks in connection with certain products focused on the Homeland Security marketplace. Licensed tradenames and trademarks include Smith & Wesson(TM), and certain other trademarks and tradenames owned by Smith & Wesson Holding Corporation, in connection with body armor, vehicle armor and automated external defibrillators. Pride also holds a worldwide exclusive license for the use of the tradename of HeartBeat(TM) in connection with automated external defibrillators. Pride has also entered into long-term agreements pertaining to the manufacture and design of its line of body armor and automated external defibrillators. After the share exchange, the management of Pride plans to pursue its business plan of becoming a principal source for the unique, yet ever growing list of equipment and material demanded by the Homeland Security marketplace.

     Forward Looking Statement

     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

CONTACT:       Pride Business Development Group
               Ari Markow, 866-868-0461

SOURCE:        Pride Business Development Group